UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 28, 2005

iVOW, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22743	94-3184035
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2101 Faraday Avenue, Carlsbad, California 92008

(Address of principal executive offices, with zip code)

(760) 603-9120

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

On April 28, 2005, iVow, Inc. (the “Company”) received notification from The Nasdaq Stock Market indicating that for the last 30 consecutive business days, the bid price of the Company’s common stock closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the “Rule”).  The Nasdaq notice indicated that the Company will be provided 180 calendar days, or until October 25, 2005, to regain compliance with the Rule by having the bid price of its common stock close at $1.00 per share or more for a minimum of 10 consecutive trading days prior to such date.

If the Company has not regained compliance by October 25, 2005, the Staff of Nasdaq will determine whether the Company meets the initial listing criteria for The Nasdaq SmallCap Market set forth in Marketplace Rule 4310(c), except for the bid price requirement.  If the Company meets the initial listing criteria, the Staff will notice the Company that it has been granted an additional 180 calendar day compliance period.  If the Company is not eligible for an additional compliance period, the Staff will provide written notification that the Company’s securities will be delisted.  At that time, the Company may appeal the Staff’s determination to delist its common stock to a Listing Qualifications Panel.

The Company has determined that no specific action is warranted at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iVOW, Inc.

Date: May3, 2005	By:	/s/	MICHAEL H. OWENS, M.D.
Michael H. Owens, M.D.
Chief Executive Officer